Frederick County Bancorp, Inc. Announces Changes to Board of Directors

FREDERICK, Md., June 26, 2012 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank (the "Bank"; "FCB"), announced today that several position changes have been made, effective immediately, within the Board of Directors of the Company (the "Board").

Raymond Raedy, formerly Vice Chairman of the Board, has been elected as Chairman of the Board. Kenneth G. McCombs has been elected as Vice Chairman of the Board. John N. Burdette, formerly Chairman of the Board, has been elected to the newly created position of Chairman Emeritus and will continue to serve as a member of the Board of Directors. All three have served on the Board since the inception of the Bank in 2001.

"The results of yesterday's elections during our regular Board meeting reflect the implementation of the succession planning already in place," said President and CEO Martin S. Lapera. "We believe these changes in Board positions will provide a platform of continuity as we move forward into our second decade."

Frederick County Bank celebrated its ten year anniversary on October 18, 2011 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five offices, four of which are in the City of Frederick and one office located in Walkersville, Maryland. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of December 31, 2011 and the top Five Star Rating from Bauer Financial, Inc., as of March 31, 2012.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507